FOR IMMEDIATE RELEASE

Aircastle Appoints Douglas Winter as Chief Commercial Officer

Stamford, CT. April 1, 2019 - Aircastle Limited (NYSE: AYR) (“Aircastle”) announced today that Douglas Winter has been appointed as Chief Commercial Officer of its affiliate, Aircastle Advisor LLC, and he will join the company at the end of April. He will succeed Michael Kriedberg, who will become a senior advisor through the remainder of 2019 in order to ensure a smooth transition. Mr. Kriedberg previously announced his intention to retire as of January 1, 2020.

Mr. Winter has over 30 years of operations and leadership experience in the aviation industry, managing large, diverse portfolios of aircraft for market-leading lessors. Most recently, Mr. Winter served as Chief Executive Officer of global aircraft leasing company Voyager Aviation (formerly Intrepid Aviation), as well as Vice Chairman of Amedeo, a leading asset management specialist. Previously, Mr. Winter served in leadership roles with AWAS, GECAS, and Octagon Aviation.

Mike Inglese, Aircastle's Chief Executive Officer, stated, “We are excited to welcome Doug as our new Chief Commercial Officer. His wealth of experience across the aircraft leasing industry makes him an ideal fit to drive Aircastle’s commercial strategy moving forward, and his extensive industry knowledge and capabilities will provide crucial support to the management team as we continue to execute our disciplined investment strategy. On behalf of the Board of Directors and the whole management team, I would also like to express my gratitude to Mike Kriedberg for his long service to Aircastle and for his continuing efforts to ensure a smooth and seamless transition.”

About Aircastle Limited

Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of December 31, 2018, Aircastle owned and managed on behalf of its joint ventures 261 aircraft leased to 81 customers located in 44 countries.

Contacts:

Aircastle Advisor LLC                    The IGB Group
Frank Constantinople, SVP Investor Relations        Leon Berman
Tel: +1-203-504-1063                        Tel: +1-212-477-8438
fconstantinople@aircastle.com                 lberman@igbir.com

For more information on Aircastle, please visit www.aircastle.com.

SOURCE: Aircastle Limited